Exhibit 99.1

Contact:	Commercial Capital Bancorp, Inc.
	Stephen H. Gordon	Chairman & CEO	Telephone:	(949) 585-7500
	David S. DePillo	President & COO	Facsimile:	(949) 585-0174

TIMCOR Exchange Corporation
	Timothy S. Harris	President	Telephone:	(310) 479-1550
	Linda Monroe	Vice-President & COO	Facsimile:	(310) 479-2005

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES AGREEMENT TO ACQUIRE

TIMCOR EXCHANGE CORPORATION

– Exchange Balances to be Deposited at Commercial Capital Bank –

– Increases Bank’s Business Transaction Account Deposits –

– Approximate Cost of Funds of 1.00%, Well Below Company’s Cost of Funds –

– Projected to Increase Company’s Noninterest Income –

– Immediately Accretive to EPS –

IRVINE, CA – February 7, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), and TIMCOR Exchange Corporation (“TIMCOR”), announced today the signing of a definitive agreement (“Agreement”) in which the Company will acquire TIMCOR in an all stock transaction with a fixed value of approximately $29.4 million. TIMCOR is a leading “qualified intermediary”, which facilitates tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986. TIMCOR was founded in 1977 and has experienced 29% annual growth in transactions since 1995, with over 7,000 transactions completed in 2004, an increase of 21% from 2003. Though TIMCOR facilitates exchange transactions nationwide, through its headquarters in Los Angeles, California and offices located in Texas and Florida, the majority of its transactions are with income property real estate investors in California. The transaction, which is subject to the satisfaction of certain closing conditions, is not subject to shareholder or regulatory approval and is expected to close by the end of this month.

As previously reported in February 2004, the companies announced they had entered into a strategic alliance whereby TIMCOR would promote and refer Commercial Capital Bank, (the “Bank”) to its clients, as a strategic provider of banking, deposit, and lending products and services and the Company would promote and refer TIMCOR’s 1031-exchange services to its income-property real estate investor clients. As part of that alliance, TIMCOR agreed to maintain a minimum of $50 million in deposits at the Bank. At January 31, 2005, TIMCOR had approximately $127 million in exchange balances on deposit at the Bank.

TIMCOR, as a qualified intermediary, has the discretion to select the financial institution that will hold on deposit the transaction related exchange balances, which totaled approximately $400 million at January 31, 2005, the majority of which are currently deposited with 15 financial institutions. Under the terms of the definitive agreement, TIMCOR agreed to immediately increase its deposits at the Bank to approximately $300 million, concurrent with the execution of the Agreement. The majority of the remaining balances will be deposited at the Bank within five days of execution of the Agreement. The exchange balances deposited and maintained at the Bank will increase the Bank’s total deposits and core business transaction deposits, decrease the Bank’s loans to deposits ratio, decrease the Bank’s cost of deposits, and support further loan growth. TIMCOR’s exchange balances have a cost of funds of approximately 1.0%, well below the Company’s cost of funds. Additionally, TIMCOR generates revenues through each exchange transaction by charging transaction fees, which fee income will enhance the Company’s noninterest income.

The acquisition price represents an approximate 7.4% exchange balance deposit premium at January 31, 2005, and approximately 6.7 times TIMCOR’s net income for the 12-month period ended December 31, 2004. The acquisition is anticipated to be immediately accretive to the Company’s earnings per share. TIMCOR will operate as a wholly owned subsidiary of the Company and Timothy S. Harris, President of TIMCOR, will continue as its President. Mr. Harris will also become an Executive Vice President with the Company.

Stephen H. Gordon, Chairman and Chief Executive Officer of Commercial Capital Bancorp, Inc., commented, “With approximately 60% of the Company’s income property originations being purchase transactions, and the majority of those being 1031 exchange-driven, we consistently see TIMCOR in our loan files as the exchange accommodator facilitating the real estate transaction, controlling the proceeds, and directing the deposits. The Company sees the acquisition of TIMCOR as the culmination of the mutual success achieved through the companies’ strategic alliance announced a year ago.” Gordon continued, “The Company has consistently indicated it will focus heavily on bringing in deposits from the borrowers and businesses it touches in the process of making its income property loans. The acquisition of TIMCOR expands and builds upon the Company’s very profitable niche focus and expanding market presence, and now makes the Company a market leading facilitator of tax-deferred, real estate transactions. The acquisition of TIMCOR provides a low cost, deposit gathering capability without taking on credit risk.”

Timothy S. Harris, President of TIMCOR commented, “With the significant number of exchange transactions TIMCOR completes on an annual basis, our reliance on and confidence in Commercial Capital Bank on a daily basis speaks to the quality of their business banking and cash management products and services. We’ve been doing business together for quite some time now, both directly and indirectly. Being a part of Commercial Capital Bancorp, a company that focuses on our same clients, brings additional visibility, financial strength and stature to TIMCOR’s already successful 25 year history. We’re excited to become a part of this growing and successful financial institution as we compete head to head with the other leading accommodators who typically are themselves subsidiaries of larger title insurers or financial services companies. We all look forward to increasing our number of transactions, our exchange balance volumes deposited at the bank, and our overall market presence, while continuing to realize the synergies that exist between the companies and their clients.”

Pursuant to the definitive agreement, one-half of the stock issued to the TIMCOR shareholders will be distributed at the closing of the transaction and one-half of the stock issued will be held in escrow and will not be distributed in full until one year after the closing of the transaction.

On February 7, 2005, at 7:00 a.m. PST, 10:00 a.m. EST, Stephen H. Gordon, the Company’s Chairman and CEO, Timothy Harris, TIMCOR’s President, David S. DePillo, the Company’s Vice Chairman, President and COO, and Christopher G. Hagerty, the Company’s EVP and CFO, will host a discussion of the Company’s acquisition of TIMCOR via conference call and live video webcast. The webcast may be accessed through a link on the home page of the Company’s website at www.commercialcapital.com. Windows Media player is required for viewing the video webcast. Interested parties can download the slide presentation from the Company’s website prior to the start of the call. It is recommended that participants dial into the call, or log in to the webcast, approximately 5 to 10 minutes prior to the event.

Conference Call Date: Monday, February 7, 2005 Time: 7:00 a.m. PST (10:00 a.m. EST) Phone Number (800) 237-9752 International Dial In (617) 847-8706 Access Code: 32402828	Webcast Date: Monday, February 7, 2005 Time: 7:00 a.m. PST (10:00 a.m. EST) Webcast URL: www.commercialcapital.com Windows Media player is required

Replay Information: for those who are unable to participate in the call or webcast live, an archive of the webcast will be available on the Company’s website at www.commercialcapital.com beginning approximately 2 hours following the end of the call. To listen to the call replay dial (888) 286-8010, or for international callers dial (617) 801-6888, the access code for either replay number is 61074436. The webcast archive will be available until March 6, 2005 and the call replay will be available until February 14, 2005.

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended September 30, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.